SIXTH AMENDMENT
TO THE
SUNTRUST BANKS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 1, 2001)

WHEREAS, SunTrust Banks, Inc. (the “Corporation”) has adopted and sponsors the SunTrust Banks, Inc. Supplemental Executive Retirement Plan (the “SERP”); and

WHEREAS, pursuant to Article 11 of the SERP, the Compensation Committee of the Corporation’s Board of Directors (the “Committee”) is responsible for the administration of the SERP and is authorized to amend the SERP in any respect whatsoever; and

WHEREAS, the Committee pursuant to Section 11 of the SERP has the power to delegate the exercise of all or any power of its amendment authority to such other person or persons as the Committee deems appropriate under the circumstances; and the Committee has made such delegation to the proper officer(s) in order to take the actions necessary to adopt and implement certain amendments approved by the Corporation’s Board of Directors on February 13, 2007; and

WHEREAS, effective December 31, 2007, service and benefit accruals under the traditional defined benefit component of the SunTrust Banks, Inc. Retirement Plan (the “Retirement Plan”) will be frozen; and

WHEREAS, effective January 1, 2008, the Retirement Plan will be amended to provide a participant with either a cash-balance benefit or a 1% formula traditional defined benefit, in addition to the frozen traditional defined benefit at December 31, 2007; and

WHEREAS, the Committee has determined that it is in the Corporation’s best interest to amend the SERP, effective January 1, 2008, in order to conform the design of, and the benefits provided under, the SERP to the newly designed Retirement Plan.

NOW, THEREFORE, IN WITNESS WHEREOF, as authorized by the Committee, the undersigned an officer of the Corporation and a member and delegate of the Benefits Plan Committee, has executed this Amendment to the SERP on this 31st day of December, 2007.

SunTrust Banks, Inc.	Attest
By: /s/ Donna D. Lange Donna Lange Senior Vice-President	By: /s/ Ingrid Emmons Title: GVP Benefits

Benefits Department Manager

Exhibit I

SIXTH AMENDMENT
TO THE
SUNTRUST BANKS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 1, 2001)

The SunTrust Banks, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2001 and subsequently amended, is further amended as set forth below, effective as of January 1, 2008, unless otherwise specifically stated.

1. Section 2.16(a) shall be amended in its entirety to read as follows:

(a)	General. SERP Benefit means for each Participant (excluding a TNC Participant) who is designated by the Committee as eligible for a SERP Benefit under this Plan, an annual benefit payable in accordance with Article 4 on or after such Participant’s Retirement Date in the form of a life only annuity which is equal to the following, as applicable:

(1)	If a Participant is a Tier 1 Participant, his or her SERP Benefit is equal to (i) or (ii), whichever is greater, minus (iii), where:

(i)	= the Reduction Factor x (60% x his or her SERP Average Compensation); and

(ii)	= 60% x his or her SERP Average Compensation as of December 31, 2007; and

(iii)	= (A + B + C + D + E) as described in Section 2.16(a)(3).

For purposes of this Section 2.16(a)(1), the term “Reduction Factor” means a percentage, not to exceed 100%, as determined by the Committee in its discretion. Once determined, this Reduction Factor will be fixed.

(2)	If a Participant is a Tier 2 Participant, his or her SERP Benefit is equal to ((i) plus (ii)) minus (iii), where:

(i)	= 2% x his or her SERP Service as of December 31, 2007 (up to 25 years) x his or her SERP Average Compensation as of December 31, 2007 (the “Tier 2 Frozen Benefit”);

(ii)	= the annual benefit which is the Actuarial Equivalent (as defined in the Retirement Plan) to the amount that would have been credited to the Personal Pension Account (as defined in the Retirement Plan), if any, under the Retirement Plan as of such date absent the limitations of Code Section 415 and Code Section 401(a)(17) (“SERP Personal Pension Account”). For purposes of determining the portion of the Participant’s SERP Benefit attributable to his or her Personal Pension Account (as defined in the Retirement Plan), if any, PPA Compensation (as defined in the Retirement Plan) shall include: (a) the amount of any elective deferrals (for the calendar year in which earned and not when deferred) from the MIP and any SunTrust functional incentive plan (or any successor or similar incentive or short-term bonus plan as determined by the Committee) (“FIP”) deferred into the Deferred Compensation Plan; provided, that the amount of any such FIP or other incentive or short term bonus plan may not exceed the target MIP amount for that same calendar year for a similarly structured position; and (b) the amount of any “mandatory deferrals” (as defined in the SunTrust Banks, Inc. Deferred Compensation Plan, as amended and restated from time to time) for the year in which such mandatory deferrals vest provided such vested amounts are subject to further elective deferral by the Participant (mandatory deferrals are not included in the year when paid nor in the year when vested if not subject to further deferral).

(iii)	= (A + B + C + D + E) as described in Section 2.16(a)(3);

provided that in no event shall the SERP Benefit for a Tier 2 Participant with an accrued benefit as of December 31, 2007 be less than (iv) or (v), whichever is greater (the “Tier 2 Minimum Benefit”), minus (vi), where:

(iv)	= such Participant’s Tier 2 Frozen Benefit + (1.75% x his or her SERP Average Compensation x his or her SERP Service after December 31, 2007 (up to 25 years, including the SERP Service at 12/31/07));

(v)	= 1.75% x his or her SERP Average Compensation x his or her SERP Service (up to 25 years); and

(vi)	= (A + B + C + D + E) as described in Section 2.16(a)(3).

(3)	For purposes of the formulae in Sections 2.16(a)(1) and (2),

A = B = C = D =	such Participant’s annual Social Security benefit at age 65;
such Participant’s annual Retirement Plan benefit, if any;
such Participant’s annual Excess Benefit, if any;
such Participant’s annual TNC SERP Benefit, if any; and

E = such Participant’s annual Other Retirement Arrangement Benefit, if any.

If any benefit payable under A through E is payable in a form other than a life only annuity or such benefit is payable at a time other than the date as of which the SERP Benefit is paid, such benefit will be converted to a life only annuity payable as of the same date as the SERP Benefit using the actuarial factors then in effect to make such conversions under the Retirement Plan. The amount of the SERP Benefit payable to or on behalf of a Participant will be determined as of the time at which such SERP Benefit is scheduled to be paid under Article 4 (the “calculation date”). If, however, any bonus amounts that should be included as SERP Compensation are not known at the calculation date, the SERP Benefit may be recalculated once, in the year following the year the SERP Benefit is paid or begins to be paid, using the same assumptions in effect and the Participant’s age at the calculation date in order to include such bonus amounts as part of SERP Compensation. In case of such recalculation, the initial SERP Benefit will be adjusted once to reflect any increase due as a result of the recalculation, and the adjustment will be paid in the same form that the initial SERP Benefit was paid (or is being paid) to the Participant.

2.	Sections 4.1(b)(3), (4) and (5) shall be amended in their entirety to read as follows:

4.1	Timing and Amount

* * * * *

(b)	Early Retirement Benefit.

* * * * *

(3)	Tier 1 Reduction. For purposes of determining the SERP Benefit payable to a Tier 1 Participant before his or her Retirement Date, the product of the applicable formula under Section 2.16(a)(1)(i) or (ii)will be reduced by a fraction, the numerator of which is such Participant’s SERP Service as of the date he or she terminates employment with SunTrust and Affiliates and the denominator of which is the SERP Service such Participant would have had if he or she had continued in employment with SunTrust and Affiliates until such Participant’s Retirement Date.

(4)	Tier 2 Reduction. For purposes of determining the SERP Benefit payable to a Tier 2 Participant before his or her Retirement Date, the SERP Benefit accrued under the applicable formula stated in Section 2.16(a)(2) through such Participant’s termination of employment with SunTrust and all Affiliates will be reduced by the same early retirement reduction factors that are used in the Retirement Plan as of December 31, 2007 to reduce the Future Service Benefit (i.e., 5/12% for each full month by which such Participant’s early retirement date precedes his or her Retirement Date, except that if the Participant was hired by SunTrust before July 1, 1990, the reduction is from the first day of the month on or immediately following the date when such Participant would have attained age 60); and provided further that the portion of the SERP Benefit attributable to the SERP Personal Pension Account (if any) shall be reduced on an Actuarial Equivalent basis.

(5)	Designated Participant Reduction. This Subsection 4.1(b)(5) shall apply only to a Tier 1 Participant who is specifically designated by the Committee as eligible for the following special retirement reduction (a “Designated Participant”), instead of the reduction in Section 4.1(b)(3), and who is listed as a “Designated Participant” on Exhibit G. For purposes of determining the SERP Benefit payable to such a Designated Participant who elects early retirement after his or her Vested Date and prior to attaining age 60, the product of the applicable formula under Section 2.16(a)(1)(i) or (ii) will be reduced by a fraction, the numerator of which is such Participant’s SERP Service as of his or her early retirement date and the denominator of which is the SERP Service such Participant would have completed if he or she had continued in employment with SunTrust and Affiliates until such Participant’s Retirement Date, and then further reduced by a factor of 5/12% for each full calendar month by which such Participant’s early retirement date precedes the date he or she would attain age 60.

3.	Sections 4.3(d)(1) shall be amended in its entirety to read as follows:
	4.3	Survivor Benefit.

* * * * *

(d) Lump Sum Survivor Benefit For Spouse.

* * * * *

(1)	Step One – For a Tier 1 Participant, determine the product of the formula in either Section 2.16(a)(1)(i) or Section 2.16(a)(ii) that produces the greater amount. For a Tier 2 Participant, the amount which is higher between (y) the sum of Section 2.16(a)(2)(i) plus Section 2.16(a)(2)(ii), and (z) the Tier 2 Minimum Benefit (as defined in Section 2.16(a)(2)).

4.	All other provisions of the Plan not amended herein shall remain in full force and effect as of this date.